Exhibit 99.1

BANCTRUST FINANCIAL GROUP, INC.
UST Sequence Number 131
Chief Executive Officer’s Certificate
ANNUAL CERTIFICATION PURSUANT TO 31 C.F.R. § 30.15

           I, W. Bibb Lamar, Jr., President and Chief Executive Officer of BancTrust Financial Group, Inc., certify, based on my knowledge, that:

(i)   The compensation committee of BancTrust Financial Group, Inc. (TARP recipient) has discussed, reviewed, and evaluated with senior risk officers at least every six months during the period beginning on the later of September 14, 2009, or ninety days after the closing date of the agreement between the TARP recipient and the U.S. Department of Treasury (Treasury) and ending with the last day of the TARP recipient’s fiscal year containing that date (the applicable period), the senior executive officer (SEO) compensation plans and the employee compensation plans and the risks these plans pose to BancTrust Financial Group, Inc.;

(ii)   The compensation committee of BancTrust Financial Group, Inc. has identified and limited during the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of BancTrust Financial Group, Inc., and during that same applicable period has identified any features of the employee compensation plans that pose risks to BancTrust Financial Group, Inc. and has limited those features to ensure that BancTrust Financial Group, Inc. is not unnecessarily exposed to risks;

(iii)   The compensation committee has reviewed, at least every six months during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of BancTrust Financial Group, Inc. to enhance the compensation of an employee, and has limited any such features;

(iv)  The compensation committee of BancTrust Financial Group, Inc. will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)   The compensation committee of BancTrust Financial Group, Inc. will provide a narrative description of how it limited during the applicable period the features in:

(A)   SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of BancTrust Financial Group, Inc.;

(B)   Employee compensation plans that unnecessarily expose BancTrust Financial Group, Inc. to risks; and

(C)   Employee compensation plans that could encourage the manipulation of reported earnings of BancTrust Financial Group, Inc. to enhance the compensation of an employee;

(vi)   BancTrust Financial Group, Inc. has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during the applicable period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)   BancTrust Financial Group, Inc. has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning on the later of the closing date of the agreement between TARP recipient and Treasury or June 15, 2009 and ending with the last day of TARP recipient’s fiscal year containing that date;

(viii)   BancTrust Financial Group, Inc. has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on the later of the closing date of the agreement between TARP recipient and Treasury or June 15, 2009 and ending with the last day of TARP recipient’s fiscal year containing that date;

(ix)   The board of directors of BancTrust Financial Group, Inc. has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during the applicable period; this policy has been provided to Treasury and its primary regulatory agency, TARP recipient and its employees have complied with this policy during the applicable period and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)   BancTrust Financial Group, Inc. will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the period beginning on the later of the closing date of the agreement between TARP recipient and Treasury or June 15, 2009 and ending with the last day of TARP recipient’s fiscal year containing that date;

(xi)   BancTrust Financial Group, Inc. will disclose the amount, nature, and justification for the offering, during the period beginning on the later of the closing date of the agreement between TARP recipient and Treasury or June 15, 2009 and ending with the last day of TARP recipient’s fiscal year containing that date, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii)   BancTrust Financial Group, Inc. will disclose whether BancTrust Financial Group, Inc., the board of directors of BancTrust Financial Group, Inc., or the compensation committee of BancTrust Financial Group, Inc. has engaged during the period beginning on the later of the closing date of the agreement between TARP recipient and Treasury or June 15, 2009 and ending with the last day of TARP recipient’s fiscal year containing that date, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)   BancTrust Financial Group, Inc. has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on the later of the closing date of the agreement between TARP recipient and Treasury or June 15, 2009 and ending with the last day of TARP recipient’s fiscal year containing that date;

(xiv)   BancTrust Financial Group, Inc. has substantially complied with all other requirements related to employee compensation that are provided in the agreement between BancTrust Financial Group, Inc. and Treasury, including any amendments;

(xv)   BancTrust Financial Group, Inc. has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi)   I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 U.S.C. 1001.)

Date: March 17, 2010

BANCTRUST FINANCIAL GROUP, INC.

By:	/s/ W. Bibb Lamar, Jr.
Name:	W. Bibb Lamar, Jr.
Title:	President and Chief Executive Officer